EXHIBIT 11
                                       Calculation of Weighted Average Shares
                                     Outstanding for Net Income (Loss) Per Share

                                                                                      Six Months Ended
                                                                                           June 30,
                                                                                    1999               2000
                                                                                -------------    ---------------
Earnings:
Net Income (Loss)..........................................................     $   (605,618)    $      362,394
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         5,980,621         8,019,260
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................         5,980,621         8,457,021
                                                                                =============    ==============

Net Income (Loss) Per Share-Basic..........................................     $      (0.10)    $         0.05
                                                                                =============    ==============
Net Income (Loss) Per Share-Diluted........................................     $          --    $         0.05
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.